Exhibit 10.8.2

FORM OF

COMMSCOPE, INC.

2006 LONG TERM INCENTIVE PLAN

DIRECTOR SHARE AWARD AGREEMENT

THIS AGREEMENT, made as of the            day of                     , 200       (the “Date of Grant”), between CommScope, Inc., a Delaware corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, the Company has adopted the CommScope, Inc. 2006 Long Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Plan provides for the grant of automatic Share Awards to the Company’s Nonemployee Directors pursuant to Section 11 thereof;

NOW, THEREFORE, the parties hereto agree as follows:

1.             Grant.

1.1           The Company hereby grants to the Grantee a Share Award in respect of                      Shares (the “Award”).  The Award shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company.  The Shares issued pursuant to the Award will be issued at the time described in Section 2.

1.2           This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.             Issuance of Shares.

Subject to Section 3, the Shares issued pursuant to this Award will be issued on the day preceding the one-year anniversary of the Date of Grant (or if such date is not a business day, the next following business day) (the “Issuance Date”).

3.             Termination of Services.

In the event the Grantee ceases to serve as a director for any reason other than the Grantee’s death, Disability or voluntary retirement after age 55 (“Retirement”), prior to the Issuance Date, the Grantee shall forfeit the Award granted hereunder in its entirety.  In the event the Grantee ceases to serve as a director of the Company by reason of the Grantee’s death, Disability or Retirement before the Issuance Date, the Shares issued pursuant to this Award will be issued on the Issuance Date.

4.             Effect of Change of Control.

Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change of Control, which also constitutes a change in control of the Company or a change in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A of the Code, at any time prior to the Issuance Date, the Shares subject to the Award hereunder shall be issued immediately following such Change of Control.

5.             Non-transferability.

The Award shall not be assignable or transferable other than by will or the laws of descent and distribution.  During the lifetime of the Grantee, the Award shall be payable to the Grantee, his or her legal guardian or legal representatives or a bankruptcy trustee.  Notwithstanding the foregoing and unless prohibited by applicable law, the Award may be transferred to members of the Grantee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Agreement and the Plan, a transferee of an Award shall be deemed to be the Grantee.  For this purpose, immediate family means the Grantee’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren.  Notwithstanding anything to the contrary contained herein, the Award may not be transferred to any person other than the Grantee, unless such other person presents documentation to the Committee, which proves to the Committee to its reasonable satisfaction such person’s right to the transfer.

6.             Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

7.             Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

8.             Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

9.             Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

10.           Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee’s legal representatives.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

11.           Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

12.           Consent to Jurisdiction.

Each of the parties hereby (a) agrees to personal jurisdiction in any suit, proceeding or action at law or in equity (hereinafter referred to as an “Action”) arising out of or relating to the Plan or this Agreement brought in any state or federal court in the State of North Carolina having subject matter jurisdiction, (b) agrees that such jurisdiction shall be exclusive and that no Action arising out of or relating to the Plan or this Agreement shall be brought in any state or federal court other than that in the State of North Carolina, (c) waives any objection which the party may have now or hereafter to the laying of the venue of any such Action and (d) waives any claim or defense of inconvenient forum.

COMMSCOPE, INC.

By:

Name:

Title:

GRANTEE